Exhibit 4.3

MGE ENERGY, INC.

DEBT SECURITIES

INDENTURE

DATED AS OF [______], [______]

[______], AS TRUSTEE

PARTIAL CROSS-REFERENCE TABLE

INDENTURE SECTION	TIA SECTION
2.04	317(b)
2.05	312(a), 313(c)
2.10	316(a) (last sentence)
4.04	314(a)(1)
6.03	317(a)(1)
6.04	316(a)(1)(B)
6.05	316(a)(1)(A)
6.07	317(a)(1)
7.01	315(a), 315(d)
7.04	315(b)
7.05	313(a), 313(d)
7.07	310(a), 310(b)
7.09	310(a)(2)
8.02	310(a), 310(b)
10.04	316(c)
11.01	318(a)
11.02	313(c)
11.03	314(c)(1), 314(c)(2)
11.04	314(e)

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ii

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INDENTURE dated as of [______], [______] between MGE ENERGY, INC., a Wisconsin corporation (hereinafter called the “COMPANY”), and [______] (the “TRUSTEE”).

Each party agrees as follows for the benefit of the Holders (as defined below) of the Company’s debt securities issued under this Indenture:

ARTICLE 1
DEFINITIONS

SECTION 1.01. Definitions.

“AFFILIATE” means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company.

“AGENT” means any Registrar, Transfer Agent, Paying Agent or other Agent appointed by the Company.

“BOARD” means the Board of Directors of the Company or any authorized committee of the Board.

“COMMON STOCK” means the Common Stock, par value $1 per share, of the Company.

“COMPANY” means the party named as such above until a successor replaces it and thereafter means the successor.

“DEFAULT” means any event which is, or after notice or passage of time would be, an Event of Default (as defined below).

“DISCOUNTED DEBT SECURITY” means a Security where the amount of principal due upon acceleration is less than the stated principal amount.

“HOLDER” or “SECURITYHOLDER” means the person in whose name a Registered Security is registered.

“INDENTURE” means this Indenture and any Securities Resolution as amended from time to time.

“LIEN” means any mortgage, pledge, security interest or other lien.

“OFFICER” means the Chairman, the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“OFFICER’S CERTIFICATE” means a certificate signed by an Officer of the Company, and delivered to the Trustee.

“OPINION OF COUNSEL” means a written opinion from legal counsel who is acceptable to the Trustee, and delivered to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“PRINCIPAL” of a debt security means the principal of the security plus the premium, if and when applicable, on the security.

“REGISTERED SECURITY” means a Security registered as to principal and interest by the Registrar.

“SEC” means the Securities and Exchange Commission.

“SECURITIES” means the debt securities issued under this Indenture.

“SECURITIES RESOLUTION” means a resolution adopted by the Board or by a committee of Officers or an Officer pursuant to Board delegation authorizing a series or a supplemental indenture authorizing a series executed by an authorized Officer.

“SERIES” means a series of Securities or the Securities of the series.

“SUBSIDIARY” means a corporation a majority of whose Voting Stock is owned by the Company or a Subsidiary.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code ss. 77aaa-77bbbb), as amended.

“TRUSTEE” means the party named as such above until a successor replaces it and thereafter means the successor.

“TRUST OFFICER” means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“UNITED STATES” means the United States of America, its territories and possessions and other areas subject to its jurisdiction.

“VOTING STOCK” means capital stock having voting power under ordinary circumstances to elect directors.

“YIELD TO MATURITY” means the yield to maturity on a Security at the time of its issuance or at the most recent determination of interest on the Security.

SECTION 1.02. Other Definitions.

TERM	DEFINED IN SECTION
“ACTUAL KNOWLEDGE”	7.01
“BANKRUPTCY LAW”	6.01
“CONDITIONAL REDEMPTION”	3.04
“CUSTODIAN”	6.01
“EVENT OF DEFAULT”	6.01
“LEGAL HOLIDAY”	11.06
“PAYING AGENT”	2.03

“REGISTRAR”	2.03
“TRANSFER AGENT”	2.03
“U.S. GOVERNMENT OBLIGATIONS”	8.02

SECTION 1.03. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in the United States;

(3) generally accepted accounting principles are those applicable from time to time;

(4) all terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings assigned to them by such definitions;

(5) “or” is not exclusive; and

(6) words in the singular include the plural, and in the plural include the singular.

ARTICLE 2
THE SECURITIES

SECTION 2.01. Issuable in Series.

The aggregate principal amount of Securities that may be issued under this Indenture is unlimited. The Securities may be issued from time to time in one or more series. Each series shall be created by a Securities Resolution that establishes the terms of the series, which may include the following:

(1) the title of the series;

(2) the aggregate principal amount of the series;

(3) the interest rate or rates, if any, or method of calculating the interest rate or rates;

(4) the date from which interest will accrue;

(5) the record dates for interest payable on Registered Securities;

(6) the dates when principal and interest are payable;

(7) the manner of paying principal and interest;

(8) the places where principal and interest are payable;

(9) the Registrar, Transfer Agent and Paying Agent;

(10) the terms of any mandatory or optional redemption by the Company including any sinking fund;

(11) the terms of any redemption at the option of Holders;

(12) the denominations in which Securities are issuable;

(13) whether and upon what terms Registered Securities may be exchanged;

(14) whether any Securities will be represented by a Security in global form;

(15) the terms of any global Security;

(16) the terms of any tax indemnity;

(17) the currencies (including any composite currency) in which principal or interest may be paid;

(18) if payments of principal or interest may be made in a currency other than that in which Securities are denominated, the manner for determining such payments;

(19) if amounts of principal or interest may be determined by reference to an index, formula or other method, the manner for determining such amounts;

(20) provisions for electronic issuance of Securities or for Securities in uncertificated form;

(21) the portion of principal payable upon acceleration of a Discounted Debt Security;

(22) whether any Events of Default or covenants in addition to or in lieu of those set forth in this Indenture apply;

(23) whether and upon what terms Securities may be defeased;

(24) the forms of the Securities;

(25) any terms that may be required by or advisable under U.S. or other applicable laws or regulations;

(26) whether and upon what terms the Securities will be convertible into or exchangeable for Common Stock of the Company or other equity or debt securities, property, cash or obligations, or a combination of any of the foregoing, including if applicable, the conversion or exchange price, the conversion or exchange period, provisions as to whether conversion or exchange will be mandatory, at the option of the Holders thereof or at the option of the Company, the events requiring an adjustment of the conversion price or exchange price and provisions affecting conversion or exchange if such series of Securities are redeemed;

(27) the ranking of the Securities, including the relative degree, if any, to which the Securities of such series shall be subordinated to one or more other series of Securities in right of payment, whether outstanding or not;

(28) any provisions relating to extending or shortening the date on which the principal and premium, if any, of the Securities of such series is payable;

(29) any provisions relating to the deferral of payment of any interest; and

(30) any other terms not inconsistent with this Indenture.

All Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened for issuances of additional Securities of such series.

The creation and issuance of a series and the authentication and delivery thereof are not subject to any conditions precedent.

SECTION 2.02. Execution and Authentication.

An Officer shall sign the Securities by manual or facsimile signature. The Company’s seal shall be reproduced on the Securities.

If an Officer whose signature is on a Security no longer holds that office at the time the Security is authenticated or delivered, the Security shall nevertheless be valid.

A Security shall not be valid until the Security is authenticated by the manual or facsimile signature of the Registrar. The signature shall be conclusive evidence that the Security has been authenticated under this Indenture.

Each Registered Security shall be dated the date of its authentication.

Securities may have notations, legends or endorsements required by law, stock exchange rule, agreement or usage.

In the event Securities are issued in electronic or other uncertificated form, such Securities may be validly issued without the signatures or seal contemplated by this Section 2.02.

SECTION 2.03. Registrar and Transfer and Paying Agents and Other Agents.

The Company shall maintain an office or agency where Securities may be authenticated (“REGISTRAR”), where Securities may be presented for registration of transfer or for exchange (“TRANSFER AGENT”), where Securities may be presented for payment (“PAYING AGENT”). Whenever the Company must issue or deliver Securities pursuant to this Indenture, the Registrar shall authenticate the Securities at the Company’s request. The Transfer Agent shall keep a register of the Securities and of their transfer and exchange.

The Trustee shall be, and is hereby appointed as, Registrar. The Company may appoint more than one Transfer Agent, Paying Agent or other Agent for a series. The Company shall notify the Trustee of the name and address of any Agent not a party to this Indenture. If the Company does not appoint or maintain a Transfer Agent or a Paying Agent for a series, the Trustee shall act as such.

SECTION 2.04. Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent for a series other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of the persons entitled thereto all money held by the Paying Agent for the payment of principal of or interest on the series, and will notify the Trustee of any default by the Company in making any such payment.

While any such default continues, the Trustee may require a Paying Agent to pay all money so held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent shall have no further liability for the money.

If the Company or an Affiliate acts as Paying Agent for a series, it shall segregate and hold as a separate trust fund all money held by it as Paying Agent for the series.

The Company may elect not to exchange or register the transfer of any Security for a period of 15 days before a selection of Securities to be redeemed.

SECTION 2.05. Securityholder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Securityholders. If the Trustee is not the Transfer Agent, the Company shall furnish to the Trustee semiannually and at such other times as the Trustee may request a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of Registered Securities.

SECTION 2.06. Transfer and Exchange.

Where Registered Securities of a series are presented to the Transfer Agent with a request to register a transfer or to exchange them for an equal principal amount of Registered Securities of other denominations of the same series, the Transfer Agent shall register the transfer or make the exchange if its requirements for such transactions are met.

The Transfer Agent may require a Holder to pay a sum sufficient to cover any taxes imposed on a transfer or exchange.

SECTION 2.07. Replacement Securities.

If the Holder of a Security claims that it has been lost, destroyed or wrongfully taken, then, in the absence of notice to the Company or the Trustee that the Security has been acquired by a bona fide purchaser, the Company shall issue a replacement Security if the Company and the Trustee receive:

(1) evidence satisfactory to them of the loss, destruction or taking;

(2) an indemnity bond satisfactory to them; and

(3) payment of a sum sufficient to cover their expenses and any taxes for replacing the Security.

Every replacement Security is an additional obligation of the Company.

SECTION 2.08. Outstanding Securities.

The Securities outstanding at any time are all the Securities authenticated by the Registrar except for those cancelled by it, those delivered to it for cancellation, and those described in this Section as not outstanding.

If a Security is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Security is held by a bona fide purchaser.

If Securities are considered paid under Section 4.01, they cease to be outstanding and interest on them ceases to accrue.

A Security does not cease to be outstanding because the Company or an Affiliate holds the Security.

SECTION 2.09. Discounted Debt Securities.

In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, the principal amount of a Discounted Debt Security shall be the amount of principal that would be due as of the date of such determination if payment of the Security were accelerated on that date.

SECTION 2.10. Treasury Securities.

In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Company or an Affiliate shall be disregarded, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities which the Trustee knows are so owned shall be so disregarded.

SECTION 2.11. Global Securities.

If the Securities Resolution so provides, the Company may issue some or all of the Securities of a series in temporary or permanent global form. A global Security may be in registered form. A global Security shall represent that amount of Securities of a series as specified in the global Security or as endorsed thereon from time to time. At the Company’s request, the Registrar shall endorse a global Security to reflect the amount of any increase or decrease in the Securities represented thereby.

The Company may issue a global Security only to a depository designated by the Company. A depository may transfer a global Security only as a whole to its nominee or to a successor depository.

The Securities Resolution may establish, among other things, the manner of paying principal and interest on a global Security and whether and upon what terms a beneficial owner of an interest in a global Security may exchange such interest for definitive Securities.

The Company, an Affiliate, the Trustee and any Agent shall not be responsible for any acts or omissions of a depository, for any depository records of beneficial ownership interests or for any transactions between the depository and beneficial owners.

SECTION 2.12. Temporary Securities.

Until definitive Securities of a series are ready for delivery, the Company may use temporary Securities. Temporary Securities shall be substantially in the form of definitive Securities but may have variations that the Company considers appropriate for temporary Securities. Temporary Securities may be in global form. Without unreasonable delay, the Company shall deliver definitive Securities in exchange for temporary Securities.

SECTION 2.13. Cancellation.

The Company at any time may deliver Securities to the Registrar for cancellation. The Transfer Agent and the Paying Agent shall forward to the Registrar any Securities surrendered to them for payment, exchange or registration of transfer. The Registrar shall cancel all Securities surrendered for payment, registration of transfer, exchange or cancellation. The Registrar shall destroy cancelled Securities unless the Company otherwise directs.

Unless the Securities Resolution otherwise provides, the Company may not issue new Securities to replace Securities that the Company has paid or that the Company has delivered to the Registrar for cancellation.

SECTION 2.14. Defaulted Interest.

If the Company defaults in a payment of interest on Registered Securities, it need not pay the defaulted interest to Holders on the regular record date. The Company may fix a special record date for determining Holders entitled to receive defaulted interest, or the Company may pay defaulted interest in any other lawful manner.

ARTICLE 3
REDEMPTION

SECTION 3.01. Notices to Trustee.

Securities of a series that are redeemable before maturity shall be redeemable in accordance with their terms and, unless the Securities Resolution otherwise provides, in accordance with this Article.

In the case of a redemption by the Company, the Company shall notify the Trustee of the redemption date and the principal amount of Securities to be redeemed. The Company shall notify the Trustee at least 45 days before the redemption date unless a shorter notice is satisfactory to the Trustee.

If the Company is required to redeem Securities, it may reduce the principal amount of Securities required to be redeemed to the extent that it is permitted a credit against such redemption requirement by the terms of the Securities Resolution and notifies the Trustee of the amount of such credit and the basis for it. If the reduction is based on a credit for acquired or redeemed Securities that the Company has not previously delivered to the Registrar for cancellation, the Company shall deliver the Securities at the same time as the notice.

SECTION 3.02. Selection of Securities to Be Redeemed.

If less than all the Securities of a series are to be redeemed, the Trustee shall select the Securities to be redeemed by a method the Trustee considers fair and appropriate. The Trustee shall make the selection from Securities of the series outstanding not previously called for redemption. The Trustee may select for redemption portions of the principal of Securities having denominations larger than the minimum denomination for the series. Securities and portions thereof selected for redemption shall be in amounts equal to the minimum denomination for the series or an integral multiple thereof. Provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption.

SECTION 3.03. Notice of Redemption.

At least 30 but not more than 60 days before a redemption date, the Company shall mail a notice of redemption by first-class mail to each Holder of Registered Securities whose Securities are to be redeemed.

A notice shall identify the Securities of the series to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price;

(3) the name and address of the Paying Agent;

(4) that Securities called for redemption, maturing after the redemption date, must be surrendered to the Paying Agent to collect the redemption price;

(5) that interest on Securities called for redemption ceases to accrue on and after the redemption date;

(6) whether the redemption by the Company is mandatory or optional; and

(7) whether the redemption is conditional as provided in Section 3.04, and if so, the terms of the conditions, and that, if the conditions are not satisfied or are not waived by the Company, the Securities will not be redeemed and such a failure to redeem will not constitute an Event of Default.

A redemption notice given by publication need not identify Registered Securities to be redeemed.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense.

SECTION 3.04. Effect of Notice of Redemption.

Except as provided below, once notice of redemption is given, Securities called for redemption become due and payable on the redemption date at the redemption price stated in the notice.

A notice of redemption may provide that it is subject to the occurrence of any event before the date fixed for such redemption as described in such notice (“CONDITIONAL REDEMPTION”), and such notice of Conditional Redemption shall be of no effect unless all such conditions to the redemption have occurred on or before such date or have been waived by the Company in its sole discretion.

SECTION 3.05. Payment of Redemption Price.

On or before the redemption date, the Company shall deposit with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Securities to be redeemed on that date.

When the Holder of a Security surrenders it for redemption in accordance with the redemption notice, the Company shall pay to the Holder on the redemption date the redemption price and accrued interest to such date, except that the Company will pay any such interest (except defaulted interest) to Holders on the record date of Registered Securities if the redemption date occurs on an interest payment date.

SECTION 3.06. Securities Redeemed in Part.

Upon surrender of a Security that is redeemed in part, the Company shall deliver to the Holder a new Security of the same series equal in principal amount to the unredeemed portion of the Security surrendered.

ARTICLE 4
COVENANTS

SECTION 4.01. Payment of Securities.

The Company shall pay the principal of and interest on a series in accordance with the terms of the Securities for the series and this Indenture. Principal and interest on a series shall be considered paid on the date due if the Paying Agent for the series holds on that date money sufficient to pay all principal and interest then due on the series.

SECTION 4.02. Overdue Interest.

Unless the Securities Resolution otherwise provides, the Company shall pay interest on overdue principal of a Security of a series at the rate (or Yield to Maturity in the case of a Discounted Debt Security) borne by the series; the Company shall pay interest on overdue installments of interest at the same rate or Yield to Maturity to the extent lawful.

SECTION 4.03. No Lien Created, etc.

This Indenture and the Securities do not create a Lien, charge or encumbrance on any property of the Company or any Subsidiary.

SECTION 4.04. SEC Reports.

The Company shall file with the Trustee, within 15 days after the Company is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or such portions of the foregoing as the SEC may prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934; provided that any such information, documents or reports filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval (or EDGAR) system or any successor thereto shall be deemed to be filed with the Trustee.

ARTICLE 5
SUCCESSORS

SECTION 5.01. When Company May Merge, etc.

Unless the Securities Resolution establishing a Series otherwise provides, the Company shall not consolidate with or merge into any person in any transaction in which the Company is not the survivor, or transfer all or substantially all of its assets to any person, unless:

(1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof;

(2) the person assumes by supplemental indenture all the obligations of the Company under this Indenture and the Securities;

(3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained;

(4) immediately after the transaction no Default exists; and

(5) the Company provides an Officer’s Certificate and an Opinion of Counsel to the effect that all the provisions in this Section 5.01 have been complied with.

The successor shall be substituted for the Company, and thereafter all obligations of the Company under this Indenture, the Securities shall terminate.

ARTICLE 6
DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

Unless the Securities Resolution otherwise provides, an “EVENT OF DEFAULT” on a series occurs if:

(1) the Company defaults in any payment of interest on any Securities of the series when the same becomes due and payable and the Default continues for a period of 60 days;

(2) the Company defaults in the payment of the principal and premium, if any, of any Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

(3) the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any Securities of the series as required by the Securities Resolution establishing such series and the Default continues for a period of 60 days;

(4) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 90 days after the notice specified below;

(5) the Company pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian for it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company in an involuntary case,

(B) appoints a Custodian for the Company or for all or substantially all of its property, or

(C) orders the liquidation of the Company;

and the order or decree remains unstayed and in effect for 60 days; or

(7) there occurs any other Event of Default provided for in the series.

The term “BANKRUPTCY LAW” means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term “CUSTODIAN” means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

A Default under clause (4) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If Holders notify the Company of a Default, they shall notify the Trustee at the same time.

The failure to redeem any Security subject to a Conditional Redemption is not an Event of Default if any event on which such redemption is so conditioned does not occur and is not waived before the scheduled redemption date.

SECTION 6.02. Acceleration.

If an Event of Default occurs and is continuing on a series, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the series by notice to the Company and the Trustee, may declare the principal of and accrued interest on all the Securities of the series to be due and payable immediately. Discounted Debt Securities may provide that the amount of principal due upon acceleration is less than the stated principal amount.

The Holders of a majority in principal amount of the series by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

SECTION 6.03. Other Remedies.

If an Event of Default occurs and is continuing on a series, the Trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the Trustee and Holders of the series.

The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Securityholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults.

Unless the Securities Resolution otherwise provides, the Holders of a majority in principal amount of a series by notice to the Trustee may waive an existing Default on the series and its consequences except:

(1) a Default in the payment of the principal of or interest on the series, or

(2) a Default in respect of a provision that under Section 10.02 cannot be amended without the consent of each Securityholder affected.

SECTION 6.05. Control by Majority.

The Holders of a majority in principal amount of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, with respect to such series. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or if the Trustee in good faith shall determine that the action or direction might involve the Trustee in personal liability.

SECTION 6.06. Limitation on Suits.

A Securityholder of a series may pursue a remedy with respect to the series only if:

(1) the Holder gives to the Trustee notice of a continuing Event of Default on the series;

(2) the Holders of at least 25% in principal amount of the series make a request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period the Holders of a majority in principal amount of the series do not give the Trustee a direction inconsistent with such request.

A Securityholder may not use this Indenture to prejudice the rights of another Securityholder or to obtain a preference or priority over another Securityholder.

SECTION 6.07. Collection Suit by Trustee.

If an Event of Default in payment of interest, principal or sinking fund specified in Section 6.01(1), (2) or (3) occurs and is continuing on a series, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal and interest remaining unpaid on the series.

SECTION 6.08. Priorities.

If the Trustee collects any money for a series pursuant to this Article, it shall pay out the money in the following order:

First: to the Trustee for amounts due under Section 7.06;

Second: to Securityholders of the series for amounts due and unpaid for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable for principal and interest, respectively; and

Third: to the Company.

The Trustee may fix a payment date for any payment to Securityholders.

ARTICLE 7
TRUSTEE

SECTION 7.01. Rights of Trustee.

(1) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(2) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Certificate or Opinion.

(3) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(4) The Trustee shall not be liable for any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(5) The Trustee may refuse to perform any duty or exercise any right or power which it reasonably believes may expose it to any loss, liability or expense unless it receives indemnity satisfactory to it against such loss, liability or expense.

(6) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(7) The Trustee shall have no duty with respect to a Default unless a Trust Officer has actual knowledge of the Default. As used herein, the term “actual knowledge” means the actual fact or statement of knowing, without any duty to make any investigation with regard thereto.

(8) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized and within its powers.

(9) Any Agent shall have the same rights and be protected to the same extent as if it were Trustee.

(10) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

SECTION 7.02. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Company or an Affiliate with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

SECTION 7.03. Trustee’s Disclaimer.

The Trustee makes no representation as to the validity or adequacy of this Indenture or the Securities; it shall not be accountable for the Company’s use of the proceeds from the Securities; it shall not be responsible for any statement in the Securities; it shall not be responsible for any overissue; it shall not be responsible for determining whether the form and terms of any Securities were established in conformity with this Indenture; it shall not be responsible for determining whether any Securities were issued in accordance with this Indenture; and it shall not be responsible for the acts or omissions of any other Trustees appointed hereunder.

SECTION 7.04. Notice of Defaults.

If a Default occurs and is continuing on a series and if the Trustee has actual knowledge of such Default, the Trustee shall mail a notice of the Default within 90 days after it occurs to Holders of Registered Securities of the series. Except in the case of a Default in payment on a series, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of Holders of the series. The Trustee shall withhold notice of a Default described in Section 6.01(4) until at least 60 days after it occurs.

SECTION 7.05. Reports by Trustee to Holders.

Any report required by TIA (5) 313(a) to be mailed to Securityholders shall be mailed by the Trustee on or before May 15th of each year.

A copy of each report at the time of its mailing to Securityholders shall be filed with the SEC and each stock exchange on which any Securities are listed. The Company shall notify the Trustee when any Securities are listed on a stock exchange.

SECTION 7.06. Compensation and Indemnity.

The Company shall pay to the Trustee from time to time reasonable compensation for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred by it. Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee against any loss or liability incurred by it. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent.

The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through its own negligence or willful misconduct.

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest on particular securities.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(5) or (6) occurs, such expenses and the compensation for such services are intended to constitute expenses of administration under any Bankruptcy Law.

The provisions of this Section shall survive any termination or discharge of this Indenture (including without limitation any termination under any Bankruptcy Law) and the resignation or removal of the Trustee.

SECTION 7.07. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign by so notifying the Company. The Holders of a majority in principal amount of the Securities may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee with the Company’s consent.

The Company may remove the Trustee if:

(1) the Trustee fails to comply with TIA (S)310(a) or (S)310(b) or with Section 7.09;

(2) the Trustee is adjudged a bankrupt or an insolvent;

(3) a Custodian or other public officer takes charge of the Trustee or its property;

(4) the Trustee becomes incapable of acting; or

(5) an event of the kind described in Section 6.01(5) or (6) occurs with respect to the Trustee.

The Company also may remove the Trustee with or without cause if the Company so notifies the Trustee three months in advance and if no Default occurs during the three-month period.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of a majority in principal amount of the Securities may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with TIA (5) 310(a) or (5) 310(b) or with Section 7.09, any Securityholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of Registered Securities. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.06.

SECTION 7.08. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.09. Trustee’s Capital and Surplus.

The Trustee at all times shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published report of financial condition.

ARTICLE 8
DISCHARGE OF INDENTURE

SECTION 8.01. Defeasance.

Securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution otherwise provides, in accordance with this Article.

The Company at any time may terminate as to a series all of its obligations under this Indenture, the Securities of the series (“legal defeasance option”). The Company at any time may terminate as to a series its obligations, if any, under any restrictive covenants which may be applicable to a particular series (“covenant defeasance option”). However, in the case of the legal defeasance option, the Company’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 7.06, 7.07 and 8.04 shall survive until the Securities of the series are no longer outstanding; thereafter the Company’s obligations in Section 7.06 shall survive.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to any restrictive covenants as to which the covenant defeasance option applicable to such series has been so exercised.

The Trustee upon request shall acknowledge in writing the discharge of those obligations or restrictions that the Company terminates by defeasance.

SECTION 8.02. Conditions to Defeasance.

The Company may exercise as to a series its legal defeasance option or its covenant defeasance option if:

(1) the Company irrevocably deposits in trust with the Trustee or another trustee money or U.S. Government Obligations;

(2) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations without reinvestment plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Securities of the series to maturity or redemption, as the case may be;

(3) immediately after the deposit no Default exists;

(4) the deposit does not constitute a default under any other agreement binding on the Company;

(5) the deposit does not cause the Trustee to have a conflicting interest under TIA (5) 310(a) or (5) 310(b) as to another series;

(6) the Company delivers to the Trustee an Opinion of Counsel to the effect that Holders of the series will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance;

(7) 91 days pass after the deposit is made and during the 91-day period no Default specified in Section 6.01(5) or (6) occurs that is continuing at the end of the period; and

(8) the Company provides an Officer’s Certificate and an Opinion of Counsel to the effect that all conditions precedent pursuant to this Section 8.02 have been satisfied.

Before or after a deposit the Company may make arrangements satisfactory to the Trustee for the redemption of Securities at a future date in accordance with Article 3.

“U.S. GOVERNMENT OBLIGATIONS” means direct obligations of (i) the United States or (ii) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States pledged for payment and which are not callable at the issuer’s option, or certificates representing an ownership interest in such obligations.

SECTION 8.03. Application of Trust Money.

The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 8.02. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal and interest on Securities of the defeased series.

SECTION 8.04. Repayment to Company.

The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them at any time.

The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years. After payment to the Company, Securityholders entitled to the money must look to the Company for payment as unsecured general creditors unless an abandoned property law designates another person.

ARTICLE 9
[Reserved.]

ARTICLE 10
AMENDMENTS

SECTION 10.01. Without Consent of Holders.

The Company and the Trustee may amend this Indenture or the Securities without the consent of any Securityholder:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to comply with Article 5;

(3) to provide that specific provisions of this Indenture shall not apply to a series not previously issued;

(4) to create a series and establish its terms;

(5) to provide for a separate Trustee for one or more series; or

(6) to make any change that does not materially adversely affect the rights of any Securityholder.

SECTION 10.02. With Consent of Holders.

Unless the Securities Resolution otherwise provides, the Company and the Trustee may amend this Indenture, the Securities with the written consent of the Holders of a majority in principal amount of the Securities of all series affected by the amendment voting as one class. However, without the consent of each Securityholder affected, an amendment under this Section may not:

(1) reduce the amount of Securities whose Holders must consent to an amendment;

(2) reduce the interest on or change the time for payment of interest on any Security (except an election to defer interest in accordance with the applicable Securities Resolutions and Section 2.01(29) hereof);

(3) change the fixed maturity of any Security;

(4) reduce the principal of any non-Discounted Debt Security or reduce the amount of principal of any Discounted Debt Security that would be due upon an acceleration thereof;

(5) change the currency in which principal or interest on a Security is payable;

(6) make any change that materially adversely affects the right to convert or exchange any Security; or

(7) make any change in Section 6.04 or 10.02, except to increase the amount of Securities whose Holders must consent to an amendment or waiver or to provide that other provisions of this Indenture cannot be amended or waived without the consent of each Securityholder affected thereby.

An amendment of a provision included solely for the benefit of one or more series does not affect Securityholders of any other series.

Securityholders need not consent to the exact text of a proposed amendment or waiver; it is sufficient if they consent to the substance thereof.

SECTION 10.03. Compliance with Trust Indenture Act.

Every amendment pursuant to Section 10.01 or 10.02 shall be set forth in a supplemental indenture (except any amendment pursuant to Section 10.01(4), which may be set forth in a Securities Resolution) that complies with the TIA.

If a provision of the TIA requires or permits a provision of this Indenture and the TIA provision is amended, then the Indenture provision shall be automatically amended to like effect.

SECTION 10.04. Effect of Consents.

An amendment or waiver becomes effective in accordance with its terms and thereafter binds every Securityholder entitled to consent to it.

A consent to an amendment or waiver by a Holder of a Security is a continuing consent by the Holder and every subsequent Holder of a Security that evidences the same debt as the consenting Holder’s Security. Any Holder or subsequent Holder may revoke the consent as to his Security if the Trustee receives notice of the revocation before the amendment or waiver becomes effective.

The Company may fix a record date for the determination of Holders of Registered Securities entitled to give a consent. The record date shall not be less than 10 nor more than 60 days prior to the first written solicitation of Securityholders.

SECTION 10.05. Notation on or Exchange of Securities.

The Company or the Trustee may place an appropriate notation about an amendment or waiver on any Security thereafter authenticated. The Company may issue in exchange for affected Securities new Securities that reflect the amendment or waiver.

SECTION 10.06. Trustee Protected.

The Trustee need not sign any supplemental indenture that adversely affects its rights. The Trustee shall be provided with, and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate each stating that the execution of any amendment or supplement or waiver authorized pursuant to this Article is authorized or permitted by this Indenture, and that such amendment or supplement or waiver constitutes the legal, valid and binding obligation of the Company.

ARTICLE 11
MISCELLANEOUS

SECTION 11.01. Trust Indenture Act.

The provisions of TIA (S)(S) 310 through 317 that impose duties on any person (including the provisions automatically deemed included herein unless expressly excluded by this Indenture) are a part of and govern this Indenture, whether or not expressly set forth herein.

If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or excluded, as the case may be.

SECTION 11.02. Notices.

Any notice by one party to another is duly given if in writing and delivered in person, sent by facsimile transmission confirmed by mail or mailed by first-class mail to the other’s address shown below:

Company:

MGE Energy, Inc.

133 South Blair Street

Madison, Wisconsin 53788

Attention: Jared J. Bushek, Vice President, Chief Financial Officer and Treasurer, with a copy to Cari Anne Renlund, Vice President, General Counsel and Secretary

Trustee:

[ ]

Attention: [ ]

Telephone: [ ]

with a copy to:

[ ]

Attention: [ ]

Telephone: [ ]

A party by notice to the other parties may designate additional or different addresses for subsequent notices.

Any notice mailed to a Securityholder shall be mailed to his address shown on the register kept by the Transfer Agent or on the list referred to in Section 2.05. Failure to mail a notice to a Securityholder or any defect in a notice mailed to a Securityholder shall not affect the sufficiency of the notice mailed to other Securityholders or the sufficiency of any published notice.

If a notice is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice to Securityholders, it shall mail a copy to the Trustee and each Agent at the same time.

If in the Company’s opinion it is impractical to mail a notice required to be mailed or to publish a notice required to be published, the Company may give such substitute notice as the Trustee approves. Failure to publish a notice as required or any defect in it shall not affect the sufficiency of any mailed notice.

All notices shall be in the English language, except that any published notice may be in an official language of the country of publication.

A “notice” includes any communication required by this Indenture.

SECTION 11.03. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officer’s Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 11.04. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1) a statement that the person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

SECTION 11.05. Rules by Company and Agents.

The Company may make reasonable rules for action by or a meeting of Securityholders. An Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.06. Legal Holidays.

A “LEGAL HOLIDAY” is a Saturday, a Sunday or a day on which banking institutions are not required to be open or a day on which the Federal Reserve Bank of New York is not open. If a payment date is a Legal Holiday at a place of payment, unless the Securities Resolution establishing a series otherwise provides with respect to Securities of the series, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period except that, if such next succeeding day is in the next succeeding calendar year, payment shall be made on the date immediately preceding such Legal Holiday.

SECTION 11.07. No Recourse Against Others.

All liability described in the Securities of any director, officer, employee or stockholder, as such, of the Company is waived and released.

SECTION 11.08. Duplicate Originals.

The parties may sign any number of copies of this Indenture. One signed copy is enough to prove this Indenture.

SECTION 11.09. Governing Law.

The laws of the State of New York shall govern this Indenture and the Securities, unless federal law governs.

SECTION 11.10. Assignment; Binding Effect.

This Indenture may be assigned by the Company in connection with a transaction described in Article 5. This Indenture shall be binding upon and inure to the benefit of the Company, the Trustee, the Holders, any Registrar, Transfer Agent, Paying Agent and other Agent and their respective successors and assigns.

SECTION 11.11. Waiver of July Trial.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE SECURITIES OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.12. Force Majeure.

In no event shall the Trustee be responsible or liable, nor shall the Company be responsible or liable to the Trustee, for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, and nuclear or natural catastrophes or acts of God; it being understood that the Trustee or the Company, as the case may be, shall use reasonable efforts which are consistent with accepted practices to resume performance as soon as practicable under the circumstances.

SECTION 11.13. USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Company agrees that it will provide the Trustee with information about the Company as the Trustee may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

SECTION 11.14. Counterparts; Signatures.

This Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or electronic format (e.g., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.

Signatures of the parties hereto transmitted by facsimile or electronic format (e.g., “.pdf” or “.tif”) shall be deemed to be their original signatures for all purposes. Unless otherwise provided herein or in any other Securities, the words “execute”, “execution”, “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Securities or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act.

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SIGNATURES

Dated: [_____]	MGE ENERGY, INC.
By
Name:
Title:
Dated: [_____]	[________________], as Trustee
By:
Name:
Title: